Exhibit 10.5

TEXTRON SPILLOVER SAVINGS PLAN Effective January 1, 2008

Textron Spillover Savings Plan
Effective January 1, 2008

Introduction

The Textron Spillover Savings Plan (the “Plan”) is an unfunded, nonqualified deferred compensation arrangement.  The Plan is a continuation of the defined contribution portions of the Supplemental Benefits Plan for Textron Key Executives (the “Key Executive Plan”) and the Textron Supplemental Benefits Plan for Executives (the “Executive Plan”).  The defined contribution portions of these plans were separated from the defined benefit portions of the plans effective January 1, 2007, and the defined benefit portions were combined to form the Textron Spillover Pension Plan.  The defined contribution portions of the Key Executive Plan and the Executive Plan were continued as separate plans, the Supplemental Savings Plan for Textron Key Executives and the Textron Supplemental Savings Plan for Executives, on and after January 1, 2007.  These two plans are now being combined, effective January 1, 2008, to form the Textron Spillover Savings Plan.

The Plan provides supplemental savings benefits for designated executives of Textron and its affiliates who participate in the Textron Savings Plan.  The Plan provides benefits that would have been payable under the Textron Savings Plan if not for the limits imposed by the Internal Revenue Code of 1986, as amended (the “IRC”).

Appendix A and Appendix B of the Plan set forth the defined contribution provisions of the Key Executive Plan and the Executive Plan as in effect on October 3, 2004, when IRC Section 409A was enacted as part of the American Jobs Creation Act of 2004.  Supplemental savings benefits that were earned and vested (within the meaning of Section 409A) before January 1, 2005, and any subsequent increase that is permitted to be included in such amounts under IRC Section 409A, are calculated and paid solely as provided in Appendix A or Appendix B, whichever is applicable, and are not subject to any other provisions of the Textron Spillover Savings Plan.

A Key Executive’s supplemental savings benefits that were earned or vested after 2004 and before January 1, 2008, under the Key Executive Plan are subject to the provisions of IRC Section 409A.  These benefits are calculated under Appendix A, but are paid exclusively as provided in the Textron Spillover Savings Plan (not including Appendix A).  Although the provisions of the Textron Spillover Savings Plan generally are effective as of January 1, 2008, the provisions that govern the distribution of benefits earned or vested after 2004 under the Key Executive Plan are effective as of January 1, 2005.

Supplemental savings benefits provided under the Executive Plan generally are paid out no later than March 15 following the year in which the benefits are credited to a participant’s account.  In a few cases, however, supplemental savings benefits that were earned and vested under the Executive Plan before January 1, 2005, remained unpaid as of the date on which this Plan was established.  These benefits will be paid to the Participants in a lump sum in January of 2008.  Any benefits that were credited under the Executive Plan between January 1, 2007, and December 31, 2007, shall be paid exclusively as provided in Appendix B.

Appendix A permits a Participant to request a distribution option before the end of 2007 for the benefits payable under that Appendix.  This special election provision is effective as of July 25, 2007, the date on which the Plan was adopted by the Board.

Article I – Definitions

The following terms shall have the meanings set forth in this Article, unless a contrary or different meaning is expressly provided:

1.01
“Account” means the bookkeeping entry used to record supplemental matching contributions and earnings credited to a Participant under the Plan.  All amounts credited to the Account shall be unfunded obligations of Textron: no assets shall be set aside or contributed to the Plan for the Participant’s benefit.  A Key Executive’s Account does not include supplemental savings benefits that were earned and vested (within the meaning of IRC Section 409A) before January 1, 2005, and any subsequent increase that is permitted to be included in such amounts under IRC Section 409A, which are calculated and paid solely as provided in Appendix A.

1.02
“Beneficiary” means the person designated under the Plan (including any person who is automatically designated by the terms of the Plan) to receive any death benefit payable with respect to a Participant.  A Participant’s trust or estate may also be the Participant’s Beneficiary.

1.03	“Benefits Committee” means the Employee Benefits Committee of Textron.

1.04	“Board” means the Board of Directors of Textron.

1.05	“Change in Control” means, for any Participant who was not an employee of a Textron Company on December 31, 2007:

(a)
any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”) and of IRC Section 409A) other than Textron, any trustee or other fiduciary holding Textron common stock under an employee benefit plan of Textron or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially similar proportions as their ownership of Textron common stock

(1)
becomes (other than by acquisition from Textron or a related company) the “beneficial owner” (as defined in Rule 13d-3 under the Act) of stock of Textron that, together with other stock held by such person or group, possesses more than 50% of the combined voting power of Textron’s then-outstanding voting stock, or

(2)
acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) beneficial ownership of stock of Textron possessing more than 30% of the combined voting power of Textron's then-outstanding stock, or

(3)
acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) all or substantially all of the total gross fair market value of all of the assets of Textron immediately prior to such acquisition or acquisitions (where gross fair market value is determined without regard to any associated liabilities); or

(b)
a merger or consolidation of Textron with any other corporation occurs, other than a merger or consolidation that would result in the voting securities of Textron outstanding immediately before the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or

(c)
during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of their appointment or election.

Each of the events described above will be treated as a “Change in Control” only to the extent that it is a change in ownership, change in effective control, or change in the ownership of a substantial portion of Textron’s assets within the meaning of IRC Section 409A.

For any Participant who was an employee of a Textron Company on December 31, 2007, the definition set forth above in this Section 1.05 shall be used to determine whether an event is a “Change in Control” to the extent that the event would alter the time or form of payment of the Participant’s benefit.  To the extent that the event would cause any change in the Participant’s rights under the Plan that does not affect the status of the Participant’s benefit under IRC Section 409A (including, but not limited to, accelerated vesting of the Participant’s benefit or restrictions on amendments to the Plan), the definition set forth in Section 7.03 of Appendix A shall be used to determine whether the event is a “Change in Control.”

1.06
“Compensation” means a Participant’s eligible annual compensation as defined in the Qualified Savings Plan in which he participates, and any annual compensation that would be eligible under the Qualified Savings Plan if the Participant’s deferral election under the Deferred Income Plan for Textron Executives were disregarded, but determined (in each case) without regard to the Statutory Limit.

1.07	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.08
“Executive Plan” means the Textron Supplemental Benefits Plan for Executives, as in effect before January 1, 2007, and the Textron Supplemental Savings Plan for Executives, as in effect from January 1 through December 31, 2007.

1.09	“IRC” means the Internal Revenue Code of 1986, as amended. References to any section of the Internal Revenue Code shall include any final regulations interpreting that section.

1.10
“Key Executive” means an employee of a Textron Company who has been and continues to be designated as a Key Executive under the Plan by Textron’s Chief Executive Officer and Chief Human Resources Officer.

1.11
“Key Executive Plan” means the Supplemental Benefits Plan for Textron Key Executives, as in effect before January 1, 2007, and the Supplemental Savings Plan for Textron Key Executives, as in effect from January 1 through December 31, 2007.  The defined contribution provisions of the Key Executive Plan are included in this Plan as Appendix A.

1.12	“Participant” means an employee of Textron who is eligible to participate in the Plan pursuant to Section 2.01 and whose participation has not been terminated as provided in Section 2.01.

1.13	“Plan” means this Textron Spillover Savings Plan, as amended and restated from time to time.

1.14	“Plan Administrator” means Textron or its designees, as described in Section 7.01.

1.15
“Qualified Savings Plan” means the Textron Savings Plan or another tax-qualified defined contribution plan maintained by a Textron Company that has been designated by the Management Committee of Textron as eligible for supplemental contributions under the Plan.  Any Qualified Savings Plan other than the Textron Savings Plan shall be identified in an appendix to this Plan, and the appendix shall also set forth any special terms or conditions that apply to participants in the Qualified Savings Plan.

1.16
“Separation From Service” means a Participant’s termination of employment with all Textron Companies, other than by reason of death or Total Disability, that qualifies as a “separation from service” for purposes of IRC Section 409A.

1.17
“Supplemental Shares” means phantom shares of Textron common stock accumulated and accounted for under the Plan for the purpose of determining the cash value of distributions from a Participant’s Account.

1.18	“Statutory Limit” means the limit on eligible compensation under tax-qualified defined contribution plans imposed by IRC Section 401(a)(17) or the limit on annual additions imposed by IRC Section 415.

1.19	“Textron” means Textron Inc., a Delaware corporation, and any successor to Textron Inc.

1.20	“Textron Company” means Textron or any company controlled by or under common control with Textron within the meaning of IRC Section 414(b) or (c).

1.21
“Total Disability” means physical or mental incapacity of a Participant who is employed by a Textron Company on the disability date, if the incapacity (a) enables the Participant to receive disability benefits under the Federal Social Security Act, and (b) also qualifies as a “disability” for purposes of IRC Section 409A(a)(2)(C).

Article II – Participation

2.01
Eligibility.  An employee of a Textron Company who is a United States citizen or resident and who participates in a Qualified Savings Plan shall become a participant in the Plan when his matching contribution under the Qualified Savings Plan is limited by the Statutory Limit.

2.02
Period of Participation.  Once an employee becomes a Participant under Section 2.01 above, the employee shall remain a Participant until the employee’s Account is fully distributed, or until the employee’s participation in the Plan is terminated by the Board (or by the Chief Executive Officer and the Chief Human Resources Officer) effective as of the following January 1.

Article III – Spillover Savings Benefit

3.01
Supplemental Matching Contribution.  If a Participant contributes at least 10% of eligible compensation to the Textron Savings Plan during a calendar year, the Participant’s Account under the Plan shall be credited with a supplemental matching contribution equal to (1) 5% [i.e., 50% of 10%] of the Participant’s Compensation, reduced by (2) the Participant’s actual matching contribution for the calendar year under the Textron Savings Plan.  If a Participant participates in a Qualified Savings Plan other than the Textron Savings Plan, the Participant shall receive a comparable supplemental matching contribution in an amount sufficient to restore the portion of the matching contribution lost because of the application of the Statutory Limit to eligible compensation under the Qualified Savings Plan.  The Participant must be employed by a Textron Company on December 31 of the calendar year in order to receive a supplemental matching contribution for that calendar year.

3.02
Crediting Contributions.  Textron shall credit the supplemental matching contribution to a Participant’s Account after the end of the calendar year for which the supplemental matching contribution is made, but not later than March 15 of the following year.  The credit shall be made as a number of Supplemental Shares determined by dividing the amount of the supplemental matching contribution for the calendar year by the average of the composite closing prices of Textron common stock, as reported in The Wall Street Journal for each trading day in the calendar year for which the credit is made.

3.03
Crediting Dividend Equivalents and Other Adjustments. Textron shall credit additional Supplemental Shares to a Participant’s Account in each calendar quarter to reflect the dividend equivalents attributable to the Supplemental Shares that were credited to the Participant’s Account on the record date.  The number of additional Supplemental Shares shall be determined by dividing the dividend amount by the average of the composite closing prices of Textron common stock, as reported in The Wall Street Journal for the month in which the record date occurs.  The number of Supplemental Shares credited to a Participant’s Account shall be adjusted, without receipt of any consideration by Textron, on account of any stock split, stock dividend, or similar increase or decrease affecting Textron common stock, as if the Supplemental Shares were actual shares of Textron common stock.

3.04
Converting Supplemental Shares to Cash.  All distributions from the Plan shall be made in cash.  The cash value distributed will be determined by multiplying the current value of Textron common stock by the number of whole and fractional Supplemental Shares in the Participant’s Account as of the distribution date.  The current value of a share of Textron common stock on the distribution date shall be the average of the composite closing prices, as reported in The Wall Street Journal, for the first ten trading days of the calendar month following the Participant’s Separation From Service, death, or Total Disability.

Article IV – Vesting

4.01
Vesting Schedule.  Except as provided in Section 4.02, a Participant’s Account shall be vested to the same extent that the Participant’s matching contribution account under the Qualified Savings Plan is vested.  Any portion of the Participant’s Account that is not vested at the time of the Participant’s Separation From Service shall be forfeited.

4.02	Change in Control. In the event of a Change in Control, a Participant’s Account shall become fully vested.

Article V – Distribution of Accounts

5.01	Separation From Service. A Participant’s Account shall be distributed in a lump sum in cash on the first business day of the seventh month following his Separation From Service.

5.02
Disability or Death.  If a Participant dies or suffers a Total Disability before his Account is distributed, the Participant’s Account shall be distributed in a lump sum in cash on the last business day of the month following his death or Total Disability.   The Participant’s Beneficiary under the Plan shall be the same as the Participant’s beneficiary under the Qualified Savings Plan.  If a Beneficiary is receiving installment payments as of December 31, 2007, any remaining installments due after 2007 shall be aggregated and paid in a lump sum on the first business day of January 2008.

5.03
Administrative Adjustments in Payment Date.  A payment is treated as being made on the date when it is due under the Plan if the payment is made on the due date specified by the Plan, or on a later date that is either (a) in the same calendar year (for a payment whose specified due date is on or before September 30), or (b) by the 15th day of the third calendar month following the date specified by the Plan (for a payment whose specified due date is on or after October 1).  A payment also is treated as being made on the date when it is due under the Plan if the payment is made not more than 30 days before the due date specified by the Plan, provided that the payment is not made earlier than six months after the Participant’s Separation From Service.  A Participant may not, directly or indirectly, designate the taxable year of a payment made in reliance on the administrative rules in this Section 5.03.

5.04
Distribution Upon Change in Control.  Subject to the following sentence, if a Change in Control also qualifies as a “change in control” under IRC Section 409A, the Participant’s Account shall be paid in a lump sum in cash on the first business day of the month following the Change in Control.  If a Participant’s Separation From Service occurred before the Change in Control, the lump sum payment under this Section 5.04 shall not be made earlier than six months after the Participant’s Separation From Service.

5.05
Distributions Before January 1, 2008.  Distributions after 2004 and before the effective date of the Plan were made in good faith compliance with IRC Section 409A and Internal Revenue Service guidance interpreting IRC Section 409A.

Article VI – Unfunded Plan

6.01
No Plan Assets.  Benefits provided under this Plan are unfunded obligations of Textron.  Nothing contained in this Plan shall require Textron to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations.  If Textron elects to purchase individual policies of insurance on one or more of the Participants to help finance its obligations under this Plan, such individual policies and the proceeds of the policies shall at all times remain the sole property of Textron and neither the Participants whose lives are insured not their Beneficiaries shall have any ownership rights in such policies of insurance.

6.02
Top-Hat Plan Status.  The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Article VII – Plan Administration

7.01
Plan Administrator’s Powers.  Textron shall have all such powers as may be necessary to carry out the provisions hereof. Textron may from time to time establish rules for the administration of this Plan and the transaction of its business. Subject to Section 7.05, any actions by Textron shall be final, conclusive and binding on each Participant and all persons claiming by, through or under any Participant.  Textron (and any person or persons to whom it delegates any of its authority as plan administrator) shall have discretionary authority to determine eligibility for Plan benefits, to construe the terms of the Plan, and to determine all questions arising in the administration of the Plan.

7.02
Tax Withholding.  Textron may withhold from benefits paid under this Plan any taxes or other amounts required by law to be withheld.  Textron may deduct from the undistributed portion of a Participant’s benefit any employment tax that Textron reasonably determines to be due with respect to the benefit under the Federal Insurance Contributions Act (FICA), and an amount sufficient to pay the income tax withholding related to such FICA tax.  Alternatively, Textron may require the Participant or Beneficiary to remit to Textron or its designee an amount sufficient to satisfy any applicable federal, state, and local income and employment tax with respect to the Participant’s benefit.  The Participant or Beneficiary shall remain responsible at all times for paying any federal, state, or local income or employment tax with respect to any benefit under this Plan.  In no event shall Textron or any employee or agent of Textron be liable for any interest or penalty that a Participant or Beneficiary incurs by failing to make timely payments of tax.

7.03
Use of Third Parties to Assist with Plan Administration.  Textron may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan.  Textron and its committees, officers, directors and employees shall not be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel or other expert.  All action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.

7.04	Proof of Right to Receive Benefits. Textron may require proof of death or Total Disability of any Participant and evidence of the right of any person to receive any Plan benefit.

7.05
Claims Procedure. A Participant or Beneficiary who believes that he is being denied a benefit to which he is entitled under the Plan (referred to in this Section 7.05 as a “Claimant”) may file a written request with the Benefits Committee setting forth the claim.  The Benefits Committee shall consider and resolve the claim as set forth below.

(a)
Time for Response.  Upon receipt of a claim, the Benefits Committee shall advise the Claimant that a response will be forthcoming within 90 days.  The Benefits Committee may, however, extend the response period for up to an additional 90 days for reasonable cause, and shall notify the Claimant of the reason for the extension and the expected response date.  The Benefits Committee shall respond to the claim within the specified period.

(b)
Denial.  If the claim is denied in whole or part, the Benefits Committee shall provide the Claimant with a written decision, using language calculated to be understood by the Claimant, setting forth (1) the specific reason or reasons for such denial; (2) the specific reference to relevant provisions of this Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (5) the time limits for requesting a review of the claim; and (6) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

(c)
Request for Review.  Within 60 days after the Claimant’s receipt of the written decision denying the claim in whole or in part, the Claimant may request in writing that the Benefits Committee review the determination.  The Claimant or his duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Benefits Committee.  If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred from challenging the determination.

(d)
Review of Initial Determination.  Within 60 days after the Benefits Committee receives a request for review, it will review the initial determination.  If special circumstances require that the 60-day time period be extended, the Benefits Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

(e)
Decision on Review.  All decisions on review shall be final and binding with respect to all concerned parties.  The decision on review shall set forth, in a manner calculated to be understood by the Claimant, (1) the specific reasons for the decision, shall including references to the relevant Plan provisions upon which the decision is based; (2) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his benefits; and (3) the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

7.06
Enforcement Following a Change in Control.  If, after a Change in Control, any claim is made or any litigation is brought by a Participant or Beneficiary to enforce or interpret any provision contained in this Plan, Textron and the “person” or “group” described in Section 1.05 shall be liable, jointly and severally, to reimburse the Participant or Beneficiary for the Participant’s or Beneficiary’s reasonable attorney’s fees and costs incurred during the Participant’s or Beneficiary’s lifetime in pursuing any such claim or litigation, and to pay prejudgment interest at the Prime Rate as quoted in the Money Rates section of The Wall Street Journal on any money award or judgment obtained by the Participant or Beneficiary, payable at the same time as the underlying award or judgment.  Any reimbursement pursuant to the preceding sentence shall be paid to the Participant no earlier than six months after the Participant’s Separation From Service, and shall be paid to the Participant or Beneficiary no later than the end of the calendar year following the year in which the expense was incurred.  The reimbursement shall not be subject to liquidation or exchange for another benefit, and the amount of reimbursable expense incurred in one year shall not affect the amount of reimbursement available in another year.

Article VIII – Amendment and Termination

8.01
Amendment.  Subject to subsections (a) and (b), below, the Board or its designee shall have the right to amend, modify, or suspend this Plan at any time by written resolution or other formal action reflected in writing.  Subject to subsections (a) and (b), below, the Management Committee of Textron or its designee also shall have the right to amend, modify, or suspend any provisions of this Plan, by written resolution or other formal action reflected in writing, with respect to any Participant who is not a member of the Management Committee or a Key Executive.

(a)	No amendment, modification, or suspension shall reduce the amount credited to a Participant’s Account immediately before the effective date of the amendment, modification, or suspension.

(b)	Following a Change in Control, no amendment, modification, or suspension shall be made that directly or indirectly reduces any right or benefit provided upon a Change in Control.

An amendment to the Qualified Savings Plan that affects the benefits provided under this Plan shall not be deemed to be an amendment to this Plan, and shall not be subject to the restrictions in subsections (a) and (b), provided that the amendment to the Qualified Savings Plan applies to a broad cross-section of participants in the Qualified Savings Plan, and not only or primarily to Participants in this Plan.

8.02
Termination.  The Board or its designee shall have the right to terminate this Plan at any time before a Change in Control by written resolution.  No termination of the Plan shall reduce a Participant’s Account immediately before the effective date of the termination.

8.03
Distributions Upon Plan Termination.  Upon the termination of the Plan by the Board with respect to all Participants, and termination of all arrangements sponsored by any Textron Company that would be aggregated with the Plan under IRC Section 409A, Textron shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay the Participant’s vested Account in a lump sum, to the extent permitted under IRC Section 409A.  All payments that may be made pursuant to this Section 8.03 shall be made no earlier than the thirteenth month and no later than the twenty-fourth month after the termination of the Plan.  Textron may not accelerate payments pursuant to this Section 8.03 if the termination of the Plan is proximate to a downturn in Textron’s financial health.  If Textron exercises its discretion to accelerate payments under this Section 8.03, it shall not adopt any new arrangement that would have been aggregated with the Plan under IRC Section 409A within three years following the date of the Plan’s termination.

Article IX – Miscellaneous

9.01
Use of Masculine or Feminine Pronouns.  Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine gender shall include the other and each use of the singular number shall include the plural.

9.02	Transferability of Plan Benefits.

(a)
Textron shall recognize the right of an alternate payee named in a domestic relations order to receive all or a portion of a Participant’s benefit under the Plan, provided that (1) the domestic relations order would be a “qualified domestic relations order” within the meaning of IRC Section 414(p) if IRC Section 414(p) were applicable to the Plan (except that the order may require payment to be made to the alternate payee before the Participant’s earliest retirement age), (2) the domestic relations order does not purport to give the alternate payee any right to assets of any Textron Company, (3) the domestic relations order does not purport to allow the alternate payee to defer payments beyond the date when the benefits assigned to the alternate payee would have been paid to the Participant, and (4) the domestic relations order does not require the Plan to make a payment to an alternate payee in any form other than a cash lump sum.

(b)
Except as provided in subsection (a) concerning domestic relations orders, no amount payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind to the extent that the assignment or other action would cause the amount to be included in the Participant’s gross income or treated as a distribution for federal income tax purposes.  A Participant may, with the written approval of the Benefits Committee, make an assignment of a benefit for estate planning or similar purposes if the assignment does not cause the amount to be included in the Participant’s gross income or treated as a distribution for federal income tax purposes.  Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or subsequently payable, shall be void unless so approved.  Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Participant or Beneficiary.

9.03
Section 409A Compliance.  The Plan is intended to comply with IRC Section 409A and should be interpreted accordingly.  Any distribution election that would not comply with IRC Section 409A is not effective.  To the extent that a provision of this Plan does not comply with IRC Section 409A, such provision shall be void and without effect.  Textron does not warrant that the Plan will comply with IRC Section 409A with respect to any Participant or with respect to any payment, however.  In no event shall any Textron Company; any director, officer, or employee of a Textron Company; or any member of the Benefits Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of IRC Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.

9.04	Controlling State Law. This Plan shall be construed in accordance with the laws of the State of Delaware.

9.05
No Right to Employment.  Nothing contained in this Plan shall be construed as a contract of employment between any Participant and any Textron Company, or to suggest or create a right in any Participant of continued employment at any Textron Company.

9.06
Additional Conditions Imposed.  Textron, the Chief Executive Officer and the Chief Human Resources Officer, and the Benefits Committee may impose such other lawful terms and conditions on participation in this Plan as deemed desirable.  The Chief Executive Officer, the Chief Human Resources Officer, and members of the Benefits Committee may participate in this Plan.

IN WITNESS WHEREOF, Textron Inc. has caused this amended and restated Plan to be executed by its duly authorized officer, to be effective as of January 1, 2008, except as otherwise provided in the Plan.

TEXTRON INC.

By:
George E. Metzger
Vice President Human Resources and Benefits

Date:	, 2007

TEXTRON SPILLOVER SAVINGS PLAN
____________________________
APPENDIX A
____________________________
Defined Contribution Provisions
of the
Supplemental Benefits Plan for
Textron Key Executives
(As in effect before January 1, 2008)

        Textron Spillover Savings Plan

        Appendix A — Key Executive Plan

Introduction

A.	Key Executive Plan
(As in Effect Before January 1, 2007)

Before 2007, the Supplemental Benefits Plan for Textron Key Executives (the “Key Executive Plan”) was a separate unfunded, nonqualified deferred compensation arrangement for designated key executives of Textron and its affiliates.  The Key Executive Plan supplemented key executives’ benefits under Textron’s tax-qualified defined benefit plans and tax-qualified defined contribution plans by providing benefits that exceeded the statutory limits under the Internal Revenue Code (“IRC”).  The Key Executive Plan also provided supplemental pension benefits based on certain elements of key executives’ compensation that were not included in pensionable compensation under the tax-qualified defined benefit plans.

B.	Supplemental Savings Plan for Textron Key Executives
(Effective January 1, 2007)

Effective January 1, 2007, the defined benefit portion of the Key Executive Plan was separated from the defined contribution portion of the Key Executive Plan.  The defined benefit portion of the Key Executive Plan continued as part of the Textron Spillover Pension Plan, and the defined contribution portion of the Key Executive Plan continued as a separate plan, the Supplemental Savings Plan for Textron Key Executives.

C.	Textron Spillover Savings Plan
(Effective January 1, 2008)

Effective January 1, 2008, the Supplemental Savings Plan for Textron Key Executives and the Textron Supplemental Savings Plan for Executives were merged to form the Textron Spillover Savings Plan.

D.	Key Executive Protected Benefits
(Earned and Vested Before 2005)

The portion of Appendix A that follows this Introduction sets forth the defined contribution provisions of the Key Executive Plan as in effect on October 3, 2004, when IRC Section 409A was enacted as part of the American Jobs Creation Act of 2004, with certain modifications imposing additional restrictions on distributions and changing provisions for measuring investment returns.  Key Executives’ supplemental savings benefits that were earned and vested (within the meaning of Section 409A) before January 1, 2005, and any subsequent increase that is permitted to be included in such amounts under Section 409A (“Key Executive Protected Benefits”), are calculated and paid solely as provided in Appendix A, and are not subject to any other provisions of the Textron Spillover Savings Plan.

The Key Executive Protected Benefits are not intended to be subject to IRC Section 409A.  No amendment to this Appendix A that would constitute a “material modification” for purposes of Section 409A shall be effective unless the amending instrument states that it is intended to materially modify Appendix A and to cause the Key Executive Protected Benefits to become subject to Section 409A.  Although the Key Executive Protected Benefits are not intended to be subject to Section 409A, no Textron Company (nor any director, officer, or other representative of a Textron Company) shall be liable for any adverse tax consequence suffered by a Participant or beneficiary if a Key Executive Protected Benefit becomes subject to Section 409A.

E.	Benefits Subject To Section 409A
(Earned or Vested From 2005 Through 2007)

Supplemental savings benefits earned by Key Executives after 2004, and supplemental savings benefits that became vested after 2004, are subject to the provisions of IRC Section 409A.  To the extent that these benefits were earned under the Key Executive Plan before January 1, 2008, the benefits shall be calculated under the provisions of the Key Executive Plan set forth in this Appendix A.  However, any benefits earned or vested under the Key Executive Plan after 2004 shall be paid exclusively as provided in the Textron Spillover Savings Plan (not including any appendix to the Textron Spillover Savings Plan), and shall not be subject to any provision of Appendix A that relates to the payment or distribution of benefits.  Although the provisions of the Textron Spillover Savings Plan generally are effective as of January 1, 2008, the provisions that govern the distribution of benefits earned or vested after 2004 under the Key Executive Plan are effective as of January 1, 2005.

Section 6.02(c) of Appendix A requires a Participant to make an election by the end of 2007 if the Participant wishes to request one of the distribution options in Section 6.02.  Section 1.08 of the Market Square Profit Sharing Plan Schedule requires a Participant to make an election by the end of 2007 if the Participant wishes to request one of the distribution options in Section 1.08.  These election provisions are effective as of July 25, 2007, the date on which the Plan was adopted by the Board.

Key Executive Plan

The text that follows sets forth the defined contribution provisions of the Key Executive Plan as in effect on October 3, 2004, and as modified thereafter in certain respects that do not constitute “material modifications” for purposes of IRC Section 409A.  The defined terms in Appendix A relate only to the provisions set forth in Appendix A: they do not apply to any other provisions of the Textron Spillover Savings Plan, and terms defined elsewhere in the Textron Spillover Savings Plan do not apply to Appendix A.  No additional benefits shall accrue or be deferred under Appendix A after December 31, 2007.

Article I—Definitions

In this Appendix, the following terms shall have the meanings set forth in this Article, unless a contrary or different meaning is expressly provided:

1.01	“Benefits Committee” means the Employee Benefits Committee of Textron.

1.02	“Board” means the Board of Directors of Textron.

1.03	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.04	“Included Plan” means a Textron defined contribution plan specifically designated by the Management Committee under Article IV.

1.05
“Key Executive” means an employee of a Textron Company who has been and continues to be designated as a Key Executive under the Plan by Textron’s Chief Executive Officer and Chief Human Resources Officer.

1.06	“Management Committee” means the Management Committee of Textron.

1.07
“Participant” means a Key Executive who is participating in this Plan pursuant to Article II and, unless the context clearly indicates to the contrary, a former Participant who is entitled to benefits under this Plan.

1.08	“Plan” means this Supplemental Savings Plan for Textron Key Executives, as amended and restated from time to time.

1.09	“Savings Plan” means the Textron Savings Plan, as amended and restated from time to time.

1.10
“Statutory Limit” means any limit on benefits under, or annual additions to, qualified plans imposed by Section 401(a)(17) or 415 of the Internal Revenue Codes of 1954 or 1986, as amended from time to time.

1.11
“Supplemental Shares” means fictional shares of Textron common stock accumulated and accounted for under this Plan for the purpose of determining the cash value of distributions and transfers from a Participant’s supplemental savings account.

1.12	“Textron” means Textron Inc., a Delaware corporation, and any successor of Textron Inc.

1.13	“Textron Company” means Textron or any company controlled by or under common control with Textron.

Article II—Participation

2.01	A Key Executive shall participate in this Plan if the annual additions to her accounts under the Savings Plan or any Included Plan are limited by one or more Statutory Limits.

Article III—Supplemental Savings Benefits

3.01
Textron shall maintain a supplemental savings account and a fixed income account for each Participant who participates in the Savings Plan for making credits, payments, and transfers described in this Article.

3.02
A Participant who contributes at least 10% of eligible compensation to the Textron Savings Plan each month shall receive a supplemental savings credit.  Textron shall, as of the end of each calendar month, credit Supplemental Shares to each supplemental savings account, equal to the lost employer contribution for the month divided by the average of the composite closing prices of Textron common stock, as reported in The Wall Street Journal for the month.  The lost employer contribution for the month shall be equal to the Participant’s Savings Plan eligible compensation for the month times the Participant’s Savings Plan election percentage (not to exceed 10%) times 50%, less the employer contribution made to the Participant’s Savings Plan Account for the month.

3.03
Textron shall, in each calendar quarter, credit Supplemental Shares to a Participant’s supplemental savings account equal in number to the number of shares of Textron common stock that would have been allocated on account of dividends to the Participant’s supplemental savings account as of that date, based on the average of the composite closing prices of Textron common stock, as reported in The Wall Street Journal for the month in which the date of record occurs.

3.04
Amounts in the fixed income account shall earn interest at a monthly interest rate that is one twelfth of the average for the calendar month of the Moody’s Corporate Bond Yield Index as published by Moody’s Investors Service, Inc. (or any successor thereto), or, if such monthly yield is no longer published, a substantially similar average selected by the Benefits Committee.  Interest shall be credited on the last day of each calendar month on the average daily balance of the fixed income account during the month.

3.05
A Participant who has terminated her Textron employment may, once each calendar month, elect to transfer, in 5% increments (with a minimum transfer of 10% of the supplemental savings account), effective the first calendar day of the month following the minimum notice of three business days, any amount in her supplemental savings account to her fixed income account.  The cash value transferred will be determined by multiplying the current value of Textron common stock by the number of whole and fractional Supplemental Shares in her supplemental savings account as of the end of the month in which the election is made times the percentage being transferred.  If any portion of a Participant’s accounts under the Savings Plan shall be forfeited, a proportionate part of the Participant’s Supplemental Shares also shall be forfeited.  The current value of a share of Textron common stock at the transfer date shall be the average of the composite closing prices, as reported in The Wall Street Journal, for the first ten trading days of the effective month.

3.06
The number of Supplemental Shares credited to a Participant’s account under this Article III shall be adjusted, without receipt of any consideration by Textron, on account of any stock split, stock dividend, or similar increase or decrease affecting Textron common stock, as if the Supplemental Shares were actual shares of Textron common stock.

Article IV—Supplemental Included Plan Benefits

4.01
The Management Committee  may cause this Plan to provide supplemental benefits on account of an Included Plan by adopting a Schedule to this Plan.  The Schedule shall specify any special terms or conditions upon which the supplemental benefits shall be provided.  Except as specifically provided in a Schedule, all of the terms and conditions of this Plan shall apply to the Included Plan.

Article V—Unfunded Plan

5.01
Benefits to be provided under this Plan are unfunded obligations of Textron. Nothing contained in this Plan shall require Textron to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations.  If Textron elects to purchase individual policies of insurance on one or more of the Participants to help finance its obligations under this Plan, such individual policies and the proceeds therefrom shall at all times remain the sole property of Textron and neither the Participants whose lives are insured nor their beneficiaries shall have any ownership rights in such policies of insurance.

5.02
This Plan is intended in part to provide benefits for a select group of management employees who are highly compensated, within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and in part to be an excess benefit plan, pursuant to Section 3(36) of ERISA.

5.03	No Participant shall be required or permitted to make contributions to this Plan.

Article VI—Plan Administration

6.01
Textron shall be the plan administrator of this Plan and shall be solely responsible for its general administration and interpretation. Textron shall have all such powers as may be necessary to carry out the provisions hereof. Textron may from time to time establish rules for the administration of this Plan and the transaction of its business. Subject to Section 6.05, any action by Textron shall be final, conclusive, and binding on each Participant and all persons claiming by, through or under any Participant. Textron (and any person or persons to whom it delegates any of its authority as plan administrator) shall have discretionary authority to determine eligibility for Plan benefits, to construe the terms of the Plan, and to determine all questions arising in the administration of the Plan, and shall make all such determinations and interpretations in a nondiscriminatory manner.

6.02
(a)    Except as provided in the following sentence, and in subsections (b), (c), and (d), below, the distribution of any account under Article III or Article IV shall be made at the same time, in the same manner, to the same persons and in the same proportions, as is made the payment or distribution under the related Savings Plan or Included Plan, or otherwise as determined by the Benefits Committee in its sole discretion. However, if a Participant’s supplemental savings account contains 50 or fewer Supplemental Shares at termination, such Participant’s supplemental savings account shall be paid in a single sum.  Textron may withhold from benefits and accounts under this Plan, any taxes or other amounts required by law to be withheld. Notwithstanding any provision to the contrary, no benefit shall be paid to any Participant while employed by Textron.

(b)    Each amount then credited to the accounts under Article III and Article IV shall become due and payable to the respective Participants and beneficiaries immediately upon a Change in Control as defined in Section 7.03.

(c)           Effective for payments commencing on or after January 1, 2008, the Benefits Committee has exercised its discretion pursuant to subsection (a) to determine that all distributions shall be made or shall commence at the time of a Participant’s termination of employment in one of the following forms of payment:

(i)           A cash lump sum.

(ii)           Annual installments in cash over a period not exceeding 15 years (or the Participant’s life expectancy, if less), calculated each year by dividing the Participant’s unpaid account balance as of January 1 of that year by the remaining number of unpaid installments.  If a Participant dies while receiving installment payments, the remaining installments will be paid in a lump sum to the Participant’s designated beneficiary.

A Participant who wishes to request a form of payment must file an election, in a form acceptable to Textron, before December 31, 2007, to indicate her preferred form of payment; but all Participant elections shall be subject to the Benefits Committee’s discretion to change the elected form of payment.   If a Participant’s supplemental savings account contains 50 or fewer Supplemental Shares at termination, the Participant’s supplemental savings account shall be paid in a cash lump sum at the Participant’s termination of employment.  If a Participant who is still employed by a Textron Company fails to request a form of payment before the end of 2007, such Participant’s account shall be paid in a lump sum in cash six months after the Participant’s termination of employment.  If a Participant’s employment with all Textron Companies has terminated before the election deadline, and if the Participant fails to request a form of payment before the end of 2007, such Participant’s account shall be paid in a lump sum in cash in January 2008.

(d)           Effective January 1, 2008, any payment to a beneficiary shall be made in a lump sum in the month following the Participant’s death (or in January 2008, if later).  If a beneficiary is receiving installment payments as of December 31, 2007, any remaining installments due after 2007 shall be aggregated and paid in a lump sum in January 2008.

6.03
Textron may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan. Textron shall be entitled to rely upon all certifications made by an accountant selected by Textron.  Textron and its committees, officers, directors and employees shall not be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel or other expert.  All action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.

6.04	Textron may require proof of death or total disability of any Participant, former Participant or beneficiary and evidence of the right of any person to receive any Plan benefit.

6.05	Claims under this Plan shall be filed in writing with Textron, and shall be reviewed and resolved pursuant to the claims procedure in Section 7.05 of the Textron Spillover Savings Plan.

Article VII—Miscellaneous

7.01
Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine gender shall include the other and each use of the singular number shall include the plural.

7.02
(a)        Textron shall recognize the right of an alternate payee named in a domestic relations order to receive all or a portion of a Participant’s benefit under the Plan, provided that (1) the domestic relations order would be a “qualified domestic relations order” within the meaning of IRC Section 414(p) if IRC Section 414(p) were applicable to the Plan (except that the order may require payment to be made to the alternate payee before the Participant’s earliest retirement age), (2) the domestic relations order does not purport to give the alternate payee any right to assets of any Textron Company, (3) the domestic relations order does not purport to allow the alternate payee to defer payments beyond the date when the benefits assigned to the alternate payee would have been paid to the Participant, and (4) the domestic relations order does not require the Plan to make a payment to an alternate payee in any form other than a cash lump sum.

(b)            Except as provided in subsection (a) concerning domestic relations orders, no amount payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind to the extent that the assignment or other action would cause the amount to be included in the Participant’s gross income or treated as a distribution for federal income tax purposes.  A Participant may, with the written approval of the Benefits Committee, make an assignment of a benefit for estate planning or similar purposes if the assignment does not cause the amount to be included in the Participant’s gross income or treated as a distribution for federal income tax purposes.  Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or subsequently payable, shall be void unless so approved.  Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Participant or beneficiary

7.03
Notwithstanding any Plan provision to the contrary, the Board or its designee shall have the right to amend, modify, suspend or terminate this Plan at any time by written ratification of such action; provided, however, that no amendment, modification, suspension or termination:

(1)
shall reduce an amount credited to any supplemental account under Article III or Article IV of this Plan immediately before the effective date of the amendment, modification, suspension or termination; or

(2)	shall be made to Section 6.02 or 7.03 following a Change in Control.

If after a Change in Control any claim is made or any litigation is brought by a Participant or beneficiary to enforce or interpret any provision contained in this Plan, Textron and the “person” or “group” described in the next following sentence shall be liable, jointly and severally, to indemnify the Participant or beneficiary and to pay prejudgment interest on any recovery as provided in Section 7.06 of the Textron Spillover Savings Plan.

For purposes of this Plan, a “Change in Control” shall occur if (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) other than Textron, any trustee or other fiduciary holding Textron common stock under an employee benefit plan of Textron or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially the same proportions as their ownership of Textron common stock, is or becomes (other than by acquisition from Textron or a related company) the “beneficial owner” (as defined in Rule 13d-3 under the Act) of more than 30% of the then outstanding voting stock of Textron, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by Textron’s stockholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof, or (iii) stockholders of Textron approve a merger or consolidation of Textron with any other corporation, other than a merger or consolidation which would result in the voting securities of Textron outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of Textron approve a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of Textron’s assets.

7.04	This Plan shall be construed in accordance with the laws of the State of Delaware.

7.05
Nothing contained in this Plan shall be construed as a contract of employment between any Participant and any Textron Company, or to suggest or create a right in any Participant to be continued in employment as a Key Executive or other employee of any Textron Company.

7.06
Textron, the Chief Executive Officer and the Chief Human Resources Officer, and the Benefits Committee may impose such other lawful terms and conditions on participation in this Plan as deemed desirable. The Chief Executive Officer, the Chief Human Resources Officer and members of the Benefits Committee may participate in this Plan.

TEXTRON SPILLOVER SAVINGS PLAN ____________________________ APPENDIX A ____________________________ Market Square Profit Sharing Plan Schedule (As in effect before January 1, 2008)

Textron Spillover Savings Plan
Appendix A — Key Executive Plan
Market Square Profit Sharing Plan Schedule

This Schedule to the Supplemental Benefits Plan for Textron Key Executives (the “Key Executive Plan”) was restated effective January 1, 2000, pursuant to Article IV of the Key Executive Plan.  The Schedule is included herein as part of Appendix A to the Textron Spillover Savings Plan.  Appendix A sets forth the defined contribution provisions of the Key Executive Plan as in effect on October 3, 2004.

1.01	“Market Square Plan” means The Market Square Profit Sharing Plan, as amended and restated from time to time.

1.02	Textron shall maintain a stock unit account and a fixed income account for each participant for making credits, payments, and transfers described in this Schedule.

1.03
Textron shall, in each calendar quarter, credit Supplemental Shares to a Participant’s stock unit account equal in number to the number of shares of Textron common stock that would have been allocated on account of dividends to the Participant’s stock unit account as of that date, based on the average of the composite closing prices of Textron common stock, as reported in The Wall Street Journal for the month in which the date of record occurs.

1.04
Amounts in the fixed income account shall earn interest at a monthly interest rate that is the average for the calendar month of the Moody’s Corporate Bond Yield Index as published by Moody’s Investors Service, Inc. (or any successor thereto), or, if such monthly yield is no longer published, a substantially similar average selected by the Benefits Committee.  Interest shall be credited on the last day of each calendar month on the average daily balance of the fixed income account during the month.

1.05
A Participant who has terminated her Textron employment may, once each calendar month, elect to transfer, in 5% increments (with a minimum transfer of 10% of the stock unit account), effective the first calendar day of the month following the minimum notice of three business days, any amount in her stock unit account to her general fund account.  The cash value transferred will be determined by multiplying the current value of Textron common stock by the number of whole and fractional Supplemental Shares in her stock unit account as of the end of the month in which the election is made times the percentage being transferred.  The current value of a share of Textron common stock at the transfer date shall be the average of the composite closing prices, as reported in The Wall Street Journal, for the first ten trading days of the effective month.

1.06
The number of Supplemental Shares credited to a Participant’s account under this schedule shall be adjusted, without receipt of any consideration by Textron, on account of any stock split, stock dividend, or similar increase or decrease affecting Textron common stock, as if the Supplemental Shares were actually shares of Textron common stock.

1.07
Subject to Section 1.08, below, benefits shall become payable upon the Participant’s termination of Textron employment or such other time as determined by the Benefits Committee in its sole discretion.  Textron, upon the written instructions of the Benefits Committee or its designee, shall distribute the benefits in accordance with any one or a combination of the following methods after considering any method of payment requested by the Participant or by the beneficiaries entitled to receive the benefits:

(1)	Payment in a single sum.

(2)
Payment in a number of annual installments, each payable as soon as practicable after the end of each successive calendar year, over a period not exceeding the life expectancy of the payee or his primary beneficiary (whichever is greater) determined as of the  date on which the benefits first became payable.  The annual installments shall be calculated each year by dividing the unpaid amount of the benefits as of January 1 of that year by the remaining number of unpaid installments.  Plan benefits payable under Section 1.07 shall begin to be paid not later than April 1 of the calendar year that begins after the date the Participant attains or would have attained age 70½.

1.08
Effective for payments commencing on or after January 1, 2008, the Benefits Committee has exercised its discretion pursuant to Section 1.07 to determine that all distributions shall be made or shall commence at the time of a Participant’s termination of employment (or in January 2008, if later) in one of the following forms of payment:

(i)           A cash lump sum.

(ii)           Annual installments in cash over a period not exceeding 15 years (or the Participant’s life expectancy, if less), calculated each year by dividing the Participant’s unpaid account balance as of January 1 of that year by the remaining number of unpaid installments.  If a Participant dies while receiving installment payments, the remaining installments will be paid in a lump sum to the Participant’s designated beneficiary.

A Participant who wishes to request a form of payment must file an election, in a form acceptable to Textron, before December 31, 2007, to indicate her preferred form of payment; but all Participant elections shall be subject to the Benefits Committee’s discretion to change the elected form of payment.   If a Participant who is still employed by a Textron Company fails to request a form of payment before the end of 2007, such Participant’s account shall be paid in a lump sum in cash six months after the Participant’s termination of employment.  If a Participant’s employment with all Textron Companies has terminated before the election deadline, and if the Participant fails to request a form of payment before the end of 2007, such Participant’s account shall be paid in a lump sum in cash in January 2008.

Effective January 1, 2008, any payment to a beneficiary shall be made in a lump sum in the month following the Participant’s death (or in January 2008, if later).  If a beneficiary is receiving installment payments as of December 31, 2007, any remaining installments due after 2007 shall be aggregated and paid in a lump sum in January 2008.